Exhibit 99.1
Page 1 Biogen Idec Reports First Quarter 2006 Results
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Jose Juves
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Biogen Idec
Tel: (617) 914-6524
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Biogen Idec
Tel: (617) 679-2812
FOR IMMEDIATE RELEASE
Biogen Idec Reports First Quarter 2006 Results
Cambridge, MA, April 26, 2006 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader with leading products and capabilities in oncology, neurology and immunology, today reported its first quarter 2006 results.
First Quarter 2006 Highlights
•	Total revenues for the first quarter were $611 million vs. prior year $588 million, an increase of 4%, driven primarily by RITUXAN® (rituximab) revenues from the unconsolidated joint business arrangement up 14% to $183 million and AVONEX® (Interferon beta-1a) worldwide sales up 5% to $393 million.

•	On a reported basis, calculated in accordance with U.S. generally accepted accounting principles (GAAP), first quarter diluted earnings per share (EPS) were $0.36, an increase of 200% over the same period last year; excluding merger-related accounting impacts and employee stock option expense, non-GAAP EPS were $0.55, an increase of 83% over the same period last year.

•	With the adoption of Statement of Financial Accounting Standards (FAS) 123R as of January 1, 2006, Biogen Idec is reporting employee stock option expense in its GAAP results for the first time. Total stock option expense on a pre-tax basis in R&D and SG&A for the first quarter 2006 was $13 million, or $0.03 per share. This impact has been excluded from non-GAAP performance metrics.

Page 2 Biogen Idec Reports First Quarter 2006 Results
James Mullen, Biogen Idec’s Chief Executive Officer, commented, “During the quarter we took several key steps to secure the continued growth of our core business, specifically achieving major milestones with two products, TYSABRI and RITUXAN. We are pleased with the unanimous vote by the U.S. Food and Drug Administration’s Advisory Committee supporting the reintroduction of TYSABRI and expect to have this important therapeutic option available to multiple sclerosis patients later this year. The approval and launch of RITUXAN in rheumatoid arthritis has allowed us to expand our business focus and enter a therapeutic area with significant unmet medical need.”
Financial Performance
On a reported basis, calculated in accordance with GAAP, Biogen Idec reported net income of $123 million (or EPS of $0.36) in the first quarter of 2006 (Q1 2005: net income of $43 million, or EPS of $0.12).
The 2006 first quarter results include an after-tax credit of $4 million ($0.01 per share after-tax) attributable to the cumulative effect of a change in accounting principle associated with the adoption of FAS 123R on January 1, 2006. The cumulative effect adjustment reflects the impact of estimating forfeitures of equity awards at the date of grant instead of the prior accounting practice of recognizing forfeitures as incurred.
The difference between non-GAAP net income and EPS and GAAP net income and EPS in the first quarter are itemized in Table 3 and are primarily due to:
•	pre-tax charges of $75 million, consisting of amortization of intangibles ($70.7 million), inventory step-up ($4.0 million), and severance ($0.7 million).
•	pre-tax employee stock option expense of $13 million.
On a non-GAAP basis, Biogen Idec reported net income of $189 million in the first quarter of 2006 (Q1 2005 non-GAAP: $106 million). Non-GAAP EPS were $0.55 for the first quarter of 2006 (Q1 2005 non-GAAP: $0.30).
Revenue Performance for the 3 Months ended March 31, 2006:
•	Revenues from AVONEX increased 5% to $393 million (Q1 2005: $374 million).
–	U.S. sales were $232 million (Q1 2005: $233 million)

–	International sales increased 15% to $161 million. (Q1 2005: $141 million)
•	Revenues from Biogen Idec’s joint business arrangement with Genentech, Inc. related to RITUXAN were up 14% to $183 million (Q1 2005: $160 million). All U.S. sales of RITUXAN are recognized by Genentech and Biogen Idec records its share of the pretax co-promotion profits on a quarterly basis.
–	U.S. net sales of RITUXAN increased 8% to $477 million in the first quarter of 2006 (Q1 2005: $440 million), as reported by Genentech.
•	Revenues from other products were $13 million (Q1 2005: $24 million). Details are provided in Table 4.
•	Royalties were $21 million (Q1 2005: $27 million).

Page 3 Biogen Idec Reports First Quarter 2006 Results
Financial Guidance
Biogen Idec continues to expect that its 2006 non-GAAP earnings per share will be in the range of $1.95 — $2.10.
Guidance for full year 2006 reported earnings per share (GAAP-based financial measure) is not currently known, as the Company cannot predict with any certainty the nature or the amount of non-operating or unusual charges for subsequent quarters. The Company does anticipate that certain charges related to purchase accounting will be included in the GAAP financials, such as amortization of intangibles of approximately $250 – 330 million, primarily related to the AVONEX intangibles. Separately, the impact of stock options being expensed due to FAS 123R in 2006 is now estimated to be in the range of $0.08 — $0.12. The Company additionally anticipates that it may have to take other charges in subsequent quarters and that such charges, if material, would cause reported earnings per share to further differ from non-GAAP earnings per share.
The Company anticipates that 2006 capital expenditures will be in the range of $190 — $275 million.
Recent Highlights
•	On February 28, 2006, Biogen Idec and Genentech announced that the FDA had approved, following Priority Review, the therapeutic antibody RITUXAN in combination with methotrexate (MTX) to reduce signs and symptoms in adult patients with moderately-to-severely active rheumatoid arthritis (RA) who have had an inadequate response to one or more tumor necrosis factor (TNF) antagonist therapies.
•	On March 8, 2006, Biogen Idec and Elan Corporation, plc announced that the Peripheral and Central Nervous System Drugs Advisory Committee of the FDA voted unanimously to recommend reintroduction of TYSABRI® (natalizumab) as a treatment for relapsing forms of MS. The Committee’s recommendation is advisory to the FDA, and the agency is not bound by this recommendation. The FDA has designated TYSABRI for Priority Review, a status for products that are considered to be significant therapeutic advancements over existing therapies that address an unmet medical need. Biogen Idec and Elan will continue to work closely with the FDA in the weeks ahead with the goal of making TYSABRI available. Discussions with FDA will include, among other things, finalizing the details of the TYSABRI risk management plan. The companies anticipate action by the FDA by June 28, 2006.
•	On March 29, 2006, Biogen Idec and Elan announced that the first patients in the TYSABRI monotherapy safety extension study program in MS have been enrolled and dosed. Patients who previously participated in the Phase III MS trials and subsequent safety evaluation are eligible to be screened for entry in this open label multi-center study. Sites throughout Europe, the United States, Canada, Australia, New Zealand and Israel are expected to enroll patients. This safety extension study is

Page 4 Biogen Idec Reports First Quarter 2006 Results
being conducted under an FDA Investigational New Drug (IND) application in the U.S. and similar investigational approvals internationally.
•	On March 30, 2006, Biogen Idec and Genentech announced that the companies submitted a supplemental Biologics License Application (sBLA) to the FDA for the use of RITUXAN as first-line treatment of previously-untreated patients with low-grade or follicular, CD20-positive, B-cell non-Hodgkin’s lymphoma in combination with CVP (cyclophosphamide, vincristine and prednisone) or CHOP chemotherapy or following CVP chemotherapy in those patients who achieved a response of stable disease or better.
•	As part of the restructuring plan announced in September 2005, Biogen Idec completed the sale of the worldwide rights for AMEVIVE® (alefacept) to Astellas Pharma US, Inc. in April 2006. AMEVIVE is a biologic anti-inflammatory compound used in the treatment of moderate-to-severe plaque psoriasis.
Use of Non-GAAP Financial Measures
The non-GAAP financial measures presented in this press release are utilized by Biogen Idec management to gain an understanding of the comparative financial performance of the Company. Management believes that the non-GAAP financial measures are useful because they exclude those non-operational activities or transactions that are not necessarily relevant to understanding the trends of the Company or the prospects of future performance such as charges related to amortization of intangibles, inventory step-up values, and employee stock option expense. Management uses these measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company’s business over time. The presentation of this information is not meant to be considered in isolation or as a substitute for GAAP financial measures.
Conference Call and Webcast
The Company’s earnings conference call for the first quarter will be broadcast via the Internet at 8:30 a.m. ET on April 26, 2006, and will be accessible through the investor relations section of Biogen Idec’s homepage, http://www.biogenidec.com.
About Biogen Idec
Biogen Idec (NASDAQ: BIIB) creates new standards of care in oncology, neurology and immunology. As a global leader in the development, manufacturing, and commercialization of novel therapies, Biogen Idec transforms scientific discoveries into advances in human healthcare. For product labeling, press releases and additional information about the company, please visit http://www.biogenidec.com.

Page 5 Biogen Idec Reports First Quarter 2006 Results
Safe Harbor
This press release contains forward-looking statements regarding expected future financial results, including non-GAAP EPS and capital expenditures, the potential reintroduction of TYSABRI in MS, and the potential for RITUXAN in RA.
These statements are based on the Company’s current beliefs and expectations. A number of risks and uncertainties could cause actual results to differ materially. For example, financial results and external growth opportunities may be affected by a number of factors, including any unexpected slowing of growth of the markets for AVONEX and RITUXAN, any change in market acceptance of AVONEX and RITUXAN in key markets worldwide, the impact of reimbursement and pricing decisions related to the Company’s products, the impact of competitive products on the Company’s products, any material decreases in royalties which the Company receives, the impact of litigation, increases in costs related to, or an inability for us to enter into in-licensing deals, collaborations or acquisitions on acceptable terms, increases in costs related to research and development of new products as well as increases in costs related to development of existing products in new indications, and any material issues, delays or failures related to the manufacturing or supply of the Company’s products.
Our long-term growth will depend on the successful development and commercialization of new products as well as the development and commercialization of existing products in new indications. Drug development involves a high degree of risk. For example, the plans for our development programs could be negatively affected if unexpected concerns arise from additional data or analysis, if regulatory authorities require additional information or further studies, or if we were to encounter other unexpected hurdles.
The potential for TYSABRI in MS is subject to a number of risks and uncertainties. There is no assurance, for example, that we will be able to gain sufficient information to fully understand the risks associated with the product. There is also no assurance that the Company and Elan will be able to resume marketing and sales of TYSABRI.
For more detailed information on the risks and uncertainties associated with these forward looking statements and the Company’s other activities, see the periodic reports filed by the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

TABLE 1
Biogen Idec Inc.
First Quarter 2006
Condensed Consolidated Statements Of Income
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005
REVENUES

Product	$406,519	$397,584

Unconsolidated joint business	183,380	160,453

Royalties	20,561	26,749

Corporate partner	715	3,016

Total revenues	611,175	587,802

COST AND EXPENSES

Cost of goods sold and royalty revenues	67,494	99,609

Research and development	145,892	172,477

Selling, general and administrative	154,391	158,472

Amortization of acquired intangible assets	70,707	75,677

Impairment and loss on sale of long lived assets	(298)	6,293

Total cost and expenses	438,186	512,528

Income from operations	172,989	75,274

Other income, net	18,665	(8,926)

INCOME BEFORE TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	191,654	66,348

Income taxes	72,464	22,890

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	119,190	43,458

Cumulative effect of accounting change, net of income tax	3,779	—

NET INCOME	$122,969	$43,458

BASIC EARNINGS PER SHARE
Income before cumulative effect of accounting change	$0.35	$0.13
Cumulative effect of accounting change, net of income tax	0.01	—

BASIC EARNINGS PER SHARE	$0.36	$0.13

DILUTED EARNINGS PER SHARE
Income before cumulative effect of accounting change	$0.34	$0.12
Cumulative effect of accounting change, net of income tax	0.01	—

DILUTED EARNINGS PER SHARE	$0.36	$0.12

SHARES USED IN CALCULATING:

BASIC EARNINGS PER SHARE	339,653	335,279

DILUTED EARNINGS PER SHARE	345,815	352,173

Numbers may not foot due to rounding.

TABLE 2
Biogen Idec Inc.
First Quarter 2006
Condensed Consolidated Balance Sheets
(in thousands)

	Mar. 31, 2006	Dec. 31, 2005
Assets

Cash, cash equivalents and securities available-for-sale	$849,355	$850,753

Accounts receivable, net	276,441	265,742

Inventory	191,022	182,815

Other current assets	278,863	318,771

Total current assets	1,595,681	1,618,081

Long-term securities available-for-sale	1,407,541	1,204,378

Property and equipment, net	1,191,968	1,174,396

Intangible assets, net	2,904,838	2,975,601

Goodwill	1,130,430	1,130,430

Other	293,768	264,061

Total assets	$8,524,226	$8,366,947

Liabilities and shareholders’ equity

Current liabilities	$520,797	$583,036

Long-term deferred tax liability	736,255	762,282

Non-current liabilities	124,332	115,753

Shareholders’ equity	7,142,842	6,905,876

Total liabilities and shareholders’ equity	$8,524,226	$8,366,947

Numbers may not foot due to rounding.

TABLE 3
Biogen Idec Inc.
First Quarter 2006
Condensed Consolidated Statements Of Income — Non-GAAP
(in millions, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005
Earnings per share
GAAP Earnings per share — Diluted	$0.36	$0.12
Adjustment to Net Income (as detailed below)	0.19	0.18

Non-GAAP Earnings per share — Diluted	$0.55	$0.30

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ON A GAAP BASIS AND NET INCOME ON A NON-GAAP BASIS IS AS FOLLOWS:

GAAP Net Income	$123.0	$43.5

COGS: Fair value step up of inventory acquired from former Biogen, Inc	4.0	9.3

R&D: Stock option expense	4.8	—

SG&A: Severance and restructuring	0.7	0.5

SG&A: Stock option expense	8.3	—

Purchase accounting: Amortization of acquired intangible assets related to the merger with former Biogen, Inc.	70.7	75.7

Impairment and loss on sale of long lived assets	(0.3)	—

Income taxes: Income tax effect of reconciling items	(18.4)	(23.1)

Cumulative effect of accounting change from adoption of FAS123R, net of income tax	(3.8)	—

Non-GAAP Net Income	$188.9	$105.8

Numbers may not foot due to rounding.
The non-GAAP financial measures presented in this table are utilized by Biogen Idec management to gain an understanding of the comparative financial performance of the Company. Management believes that the non-GAAP financial measures are useful because they exclude those non-operational activities or transactions that are not necessarily relevant to understanding the trends of the Company or the prospects of future performance. Management uses these measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company’s business over time. The presentation of this information is not meant to be considered in isolation or as a substitute for GAAP financial measures.

TABLE 4
Biogen Idec Inc.
First Quarter 2006
Product Revenues
(in thousands)

	Three Months Ended
	March 31,
	2006	2005
PRODUCT REVENUES

Avonex®	$393,427	$373,586

Amevive®	8,278	12,016

Tysabri®	(196)	5,946

Zevalin®	5,010	6,036

Total Product Revenues	$406,519	$397,584

Numbers may not foot due to rounding.